Exhibit 2.1

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER, dated as of May 19, 2026 (this “Agreement”), is made and entered into by and between NL Industries, Inc., a New Jersey corporation (the “Company”), and NLI Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Delaware Sub”).

In consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the New Jersey Business Corporation Act (the “NJBCA”), the parties hereto have agreed and covenanted, and do hereby agree and covenant, as follows:

SECTION 1.

TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Delaware Sub in accordance with applicable law, including Section 252 of the DGCL and Section 14A:10-7 of the NJBCA (the “Reincorporation Merger”). Delaware Sub shall be the surviving entity resulting from the Reincorporation Merger and shall continue to exist and to be governed by the laws of the State of Delaware under the corporate name “NLI Holdings, Inc.” (the “Surviving Corporation”), as set forth in the New Jersey Certificate of Merger and the Delaware Certificate of Merger (each as defined below). At the Effective Time:

(a) the separate corporate existence of the Company shall cease;

(b) all rights, title and interests to all real estate and other property owned by the Company and Delaware Sub shall be allocated to and vested, subject to any existing liens or other encumbrances on the property, in the Surviving Corporation without reversion or impairment and without any further act or deed or any transfer or assignment having occurred;

(c) all liabilities and obligations of Delaware Sub and the Company (including, without limitation, all liabilities and obligations of the Company with respect to rights of indemnification and advancement of expenses under the NJBCA and the certificate of incorporation and bylaws of the Company held by persons entitled to such rights, whether or not any action, suit or proceeding had been brought against such persons at or prior to the Effective Time) shall be liabilities and obligations of the Surviving Corporation, and the Surviving Corporation shall be the primary obligor for such liabilities and obligations; and

(d) the Surviving Corporation shall be substituted in any proceeding pending by or against the Company or Delaware Sub.

1.2 Effective Time. On or before the date of the closing of the Merger, the parties shall cause (a) a certificate of merger (the “New Jersey Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New Jersey in accordance with the NJBCA and (b) a certificate of merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The “Effective Time” means the date and time on which the Reincorporation Merger becomes effective, as specified in the New Jersey Certificate of Merger and the Delaware Certificate of Merger.

1.3 Certificate of Incorporation. The Certificate of Incorporation of Delaware Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with its terms and applicable law.

1.4 Bylaws. The Bylaws of Delaware Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until further amended in accordance with their terms and applicable law.

1.5 Board of Directors. The persons who are directors of the Company immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law.

1.6 Officers. The persons who are officers of the Company immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, without change, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law.

SECTION 2.

CONDITIONS TO REINCORPORATION MERGER

2.1 Shareholder Approval; Minority Vote Condition. In addition to any shareholder approval required by applicable law and the certificate of incorporation of the Company, the consummation of the Reincorporation Merger is expressly conditioned upon the approval of this Agreement by the affirmative vote of two-thirds of the voting stock of the Company not owned by Valhi, Inc. (the “Minority Vote Condition”). In the event that this Agreement shall not be approved by the requisite vote of the shareholders of the Company (including satisfaction of the Minority Vote Condition), this Agreement shall thereupon be terminated without further action of the parties hereto.

SECTION 3.

EFFECT OF MERGER ON CAPITAL STOCK

3.1 Effect of Reincorporation Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company or its shareholders, or the Surviving Corporation:

(a) each issued and outstanding share of common stock, par value $.125 per share, of the Company (the “Company Common Shares”) shall, by virtue of the Reincorporation Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $.125 per share, of the Surviving Corporation (the “Surviving Corporation Common Shares”);

(b) each Company Common Share held in treasury of the Company immediately prior to the Effective Time shall, by virtue of the Reincorporation Merger and without any action on the part of the Company, be converted into one fully paid and non-assessable Surviving Corporation Common Share;

(c) each share of capital stock of Delaware Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Reincorporation Merger and without any action on the part of the Surviving Corporation, be cancelled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights;

(d) at and after the Effective Time, each stock certificate which immediately prior to the Effective Time represented outstanding Company Common Shares (a “New Jersey Certificate”) shall be deemed and treated for all purposes to evidence ownership of, and to represent, the number of Surviving Corporation Common Shares into which the Company Common Shares represented by such New Jersey Certificate immediately prior to the Effective Time were converted pursuant to this Agreement. The registered holder of any New Jersey Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of the Company or of the transfer agent in respect of the Company Common Shares immediately prior to the Effective Time, shall, until such New Jersey Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the Surviving Corporation Common Shares into which the Company Common Shares represented by any such New Jersey Certificate were converted pursuant to this Agreement;

(e) each holder of a New Jersey Certificate shall, upon the surrender of such New Jersey Certificate to the Surviving Corporation, or the transfer agent in respect of the Surviving Corporation Common Shares, for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation, or the transfer agent in respect of the Surviving Corporation Common Shares, a certificate (a “Delaware Certificate”) representing the number of Surviving Corporation Common Shares into which the Company Common Shares represented by such New Jersey Certificate were converted pursuant to this Agreement. If any such Delaware Certificate is to be issued in a name other than that in which the New Jersey Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the New Jersey Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Delaware Certificate in a name other than that of the registered holder of the New Jersey Certificate surrendered, or establishing to the satisfaction of the Surviving Corporation, or the transfer agent in respect of the Surviving Corporation Common Shares, that such tax has been paid or is not applicable; and

(f) where no New Jersey Certificate has been issued in the name of a holder of Company Common Shares (for example, in the case of book-entry or other uncertificated shares), a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of the Surviving Corporation to evidence the issuance to such holder of an equal number of Surviving Corporation Common Shares.

3.2 Equity Plans and Employee Benefit Plans.

(a) As of the Effective Time, the Surviving Corporation hereby assumes each of the following plans, arrangements and other obligations of the Company: (i) the NL Industries, Inc. 2023 Non-Employee Director Stock Plan; (ii) the NL Industries, Inc. Comprehensive Welfare Plan; (iii) the NL Industries, Inc. Retirement Plan for Outside Directors; (iv) the Supplemental Retirement Program for Eligible Flight Personnel of NL Industries, Inc.; (v) the NL Industries, Inc. Supplementary Retirement Plan for Key Employees; (vi) any liability and other obligations with respect to the Retirement Programs of NL Industries, Inc. (which plan was terminated effective June 30, 2025) and (vii) each and every other equity compensation plan, stock plan, savings plan or employee benefit plan and arrangement of the Company that is in effect immediately prior to the Effective Time (collectively, the “Benefit Plans and Other Obligations”).

(b) Each outstanding option or other equity award under the Benefit Plans and Other Obligations (if any) shall, by virtue of the Reincorporation Merger and without any action on the part of the holder of such option or award, be converted into and become an option or award with respect to the same number of Surviving Corporation Common Shares, at the same exercise or base price per share (if applicable) and upon the same terms and subject to the same conditions, including any vesting conditions, as set forth in the applicable plan and any related award agreement as in effect immediately prior to the Effective Time.

(c) The Surviving Corporation shall assume each of the Company’s other employee benefit plans, arrangements and obligations upon the same terms and subject to the same conditions as set forth in such employee benefit plans, arrangements and obligations as in effect immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company shall take all actions as are reasonably necessary to effect the treatment of the Benefit Plans and Other Obligations, options, restricted shares and other awards as set forth in this Section 3.2 in accordance with applicable law and the terms of the Benefit Plans and Other Obligations and any contracts evidencing such options, restricted shares and awards.

SECTION 4.

MISCELLANEOUS

4.1 Plan of Reorganization. Each party to this Agreement agrees to treat the Reincorporation Merger for all income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

4.2 Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify, amend or supplement this Agreement, whether before or after the approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such shareholders without such further approval.

4.3 Abandonment. At any time before the Effective Time, this Agreement may be terminated, and the Reincorporation Merger may be abandoned, by action of the Board notwithstanding the approval of this Agreement by the shareholders of the Company, to the extent permitted by applicable law and consistent with the resolutions of the Board.

4.4 Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.6 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

4.7 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

4.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

4.10 Service of Process. The Surviving Corporation agrees that it may be served with process in the State of New Jersey in any proceeding for enforcement of any obligation of the Company as a New Jersey corporation, as well as for enforcement of any obligation of the Surviving Corporation arising from the Reincorporation Merger, and does hereby irrevocably appoint the Secretary of State of the State of New Jersey as its agent to accept service of process in any such suit or proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of the State of New Jersey is NLI Holdings, Inc., 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

COMPANY:

NL INDUSTRIES, INC.,

a New Jersey corporation

By:  /s/ Amy A. Samford

Name: Amy A. Samford

Title:  Executive Vice President and Chief Financial Officer

DELAWARE SUB:

NLI HOLDINGS, INC.,

a Delaware corporation

By:  /s/ Amy A. Samford

Name: Amy A. Samford

Title: Executive Vice President and Chief Financial Officer